Exhibit 31.2

CERTIFICATIONS

I, Timothy J. Cope, certify that:

1. I have reviewed this 10-K/A of Lakes Entertainment, Inc.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

By:	/s/ Timothy J. Cope
Timothy J. Cope
President and Chief Financial Officer

April 25, 2014